Exhibit 10.48

Amendment No. 5 to Scientific Advisory Board Agreement

This Amendment No. 5 to Scientific Advisory Board Agreement (“Amendment No. 5”), effective January 1, 2020 (“Amendment No. 5 Effective Date”), is made to the Scientific Advisory Board Agreement, dated June 18, 2012, as amended by Amendment No. 1 to Scientific Advisory Board Agreement, dated June 18, 2012, Amendment No. 2 to Scientific Advisory Board Agreement, dated May 31, 2016, Amendment No. 3 to Scientific Advisory Board Agreement, dated January 1, 2017, and Amendment No. 4 to Scientific Advisory Board Agreement, dated March 31, 2018 (collectively, the “SAB Agreement”), and is by and between Caribou Biosciences, Inc. (the “Company”), a Delaware corporation, and Jennifer A. Doudna (“Advisor”), an individual. Each may be referred to as a “party” and collectively as the “parties.” Any capitalized term used in this Amendment No. 5 that is not defined herein has the meaning ascribed to it in the Agreement.

WHEREAS, in light of the Company’s current financial condition and business strategy, the parties wish to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings hereinafter set forth, the parties agree as follows:

1. Article 3 of the Agreement is deleted in its entirety and replaced with the following as of the Amendment No. 5 Effective Date:

“3. Term.

(a) The term of this Agreement will begin on the Effective Date and will end on December 31, 2024, unless terminated earlier pursuant to Section 3(b) or (c), or extended by mutual agreement of the Company and Advisor.

(b) Advisor may terminate this Agreement without cause upon thirty (30) days’ written notice to the Company at any time during the Term.

(c) Either party may terminate this Agreement for a material breach by the other party upon thirty (30) days’ prior written notice if the other party does not cure the breach within such thirty (30)-day period.”

2. During the period commencing on the Amendment No. 5 Effective Date until such date as the Company closes a Series C preferred financing of at least fifty million U.S. dollars (US$50,000,000) (“Series C Financing”), the Company will pay Advisor six thousand, two hundred fifty U.S. dollars ($6,250) per calendar quarter, for a total of twenty-five thousand U.S. dollars ($25,000) per calendar year for services provided under the Agreement. After close of the Series C Financing, the Company will pay Advisor thirty-one thousand, two hundred fifty U.S. dollars ($31,250) per calendar quarter, for a total of one hundred twenty-five thousand U.S. dollars ($125,000) per calendar year for services provided under the Agreement. The first payment under this Amendment No. 5 will be due and payable by the Company to Advisor on March 31, 2020, with future payments due and payable on the last day of each preceding calendar quarter. In the event that the Series C Financing closes during a calendar quarter, the Company will pro-rate the payment due and payable for such calendar quarter on a monthly basis (e.g., if the Series C Financing closes on August 17, 2020, Advisor would receive $22,916.67 ($2,083.33 for July, $10,416.67 for August, and $10,416.67 for September) for second quarter 2020, payable on September 30, 2020). Nothing in this Amendment No. 5 is intended to alter the independent contractor status of Advisor or affect consideration previously provided to Advisor by the Company.

3. Except as set forth in Paragraphs 1 and 2 above, the terms and conditions of the Agreement remain in full force and effect, and the parties hereby ratify and confirm the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 5 to Scientific Advisory Board Agreement as of the Amendment No. 5 Effective Date.

Caribou Biosciences, Inc.	Jennifer A. Doudna

/s/ Rachel E. Haurwitz	/s/ Jennifer A. Doudna
Rachel E. Haurwitz
President & CEO

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